UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under The Securities Exchange Act of 1934
(AMENDMENT NO. 8)*

Alliance HealthCare Services, Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
08606103
(CUSIP Number)
Todd Molz Managing Director and General Counsel Oaktree Capital Group Holdings GP, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071 (213) 830-6300
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
January 5, 2016
(Date of Event Which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: OCM Principal Opportunities Fund IV, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%*
14.	TYPE OF REPORTING PERSON PN

__________________
* All ownership percentages of securities reported in this Statement are based upon 10,750,624 shares of Common Stock outstanding as of November 6, 2015 as represented by the Issuer on November 9, 2015.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: OCM Principal Opportunities Fund IV GP, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ]* (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON PN
* Solely in its capacity as the general partner of OCM Principal Opportunities Fund IV, L.P.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: OCM Principal Opportunities Fund IV GP Ltd. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ]* (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the general partner of OCM Principal Opportunities Fund GP, L.P.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Oaktree Fund GP I, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ]* (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON PN
* Solely in its capacity as the sole shareholder of OCM Principal Opportunities Fund IV GP Ltd.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Oaktree Capital I, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ]* (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON PN
* Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: OCM Holdings I, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ]* (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Oaktree Holdings, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ]* (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Oaktree Capital Group, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the managing member of Oaktree Holdings, LLC.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Oaktree Capital Group Holdings GP, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ]* (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the manager of Oaktree Capital Group, LLC

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: MTS Health Investors II, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: MTS Health Investors II GP, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ]* (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the general partner of MTS Health Investors II, L.P.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: MTS Health Investors II GP Holdings, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ]* (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the managing member of MTS Health Investors II GP, LLC.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Alliance-Oaktree Co-Investors, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Alliance-MTS Co-Investors I, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC, OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Alliance-MTS Co-Investors II, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC, OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [__]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 5,437,945
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 5,437,945
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,437,945
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [__]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.6%
14.	TYPE OF REPORTING PERSON OO

This Amendment No. 8 (this “Amendment”) amends and supplements item number 2 and item number 4 of the statement on Schedule 13D, dated March 23, 2007 (as amended and supplemented, the “Statement”), previously filed with the Securities and Exchange Commission on March 26, 2007 by OCM Principal Opportunities Fund IV, L.P., OCM Principal Opportunities Fund IV GP, L.P., OCM Principal Opportunities Fund IV GP Ltd., Oaktree Capital Management, LLC, MTS Health Investors II, L.P., MTS Health Investors II GP, L.P,  and MTS Health Investors Holdings GP Holdings, LLC. Other than as set forth in this Amendment, all other information in the Statement remains accurate and in effect. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Statement.

Item 2.	Identity and Background.

Item 2 is hereby amended as follows:

Set forth in the attached Annex A is a listing of the Covered Persons and is incorporated by reference. Except as set forth in Annex A, each of the Covered Persons that is a natural person is a United States citizen.

Item 4.	Purpose of Transaction.

Item 4 is hereby supplemented to add the following information at the end of this item:

On January 5, 2016, the Sellers and the Purchaser entered into Amendment No. 1 to the Purchase Agreement pursuant to which the outside date for the Closing was extended from January 14, 2016 to February 29, 2016.

Item 7.	Material to be Filed as Exhibits.

The following are filed herewith as Exhibits to this Statement:

Exhibit 1
Amendment No. 1 to Stock Purchase Agreement, dated as of January 5, 2016, by and among  OCM Principal Opportunities Fund IV, L.P., MTS Health Investors II, L.P., Alliance-Oaktree Co-Investors, LLC, Alliance-MTS Co-Investors I, LLC, Alliance-MTS Co-Investors II, LLC,  Larry C. Buckelew and Fujian Thai Hot Investment Co., Ltd

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 6, 2016

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P., its General Partner
By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD., its General Partner
By:	OAKTREE CAPITAL MANAGEMENT, L.P, the Director

By:	/s/ Michael Harmon
Name: Michael Harmon
Title: Managing Director

By:	/s/ Amy Rice
Name: Amy Rice
Title: Senior Vice President

OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P.

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD., its General Partner
By:	OAKTREE CAPITAL MANAGEMENT, L.P, the Director

By:	/s/ Michael Harmon
Name: Michael Harmon
Title: Managing Director

By:	/s/ Amy Rice
Name: Amy Rice
Title: Senior Vice President

OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD.

By:	OAKTREE CAPITAL MANAGEMENT, L.P, the Director

By:	/s/ Michael Harmon
Name: Michael Harmon
Title: Managing Director

By:	/s/ Amy Rice
Name: Amy Rice
Title: Senior Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Michael Harmon
Name: Michael Harmon
Title: Authorized Signatory

By:	/s/ Amy Rice
Name: Amy Rice
Title: Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

By:	/s/ Jamie Toothman
Name: Jamie Toothman
Title: Vice President

OCM HOLDINGS I, LLC

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

By:	/s/ Jamie Toothman
Name: Jamie Toothman
Title: Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

By:	/s/ Jamie Toothman
Name: Jamie Toothman
Title: Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

By:	/s/ Jamie Toothman
Name: Jamie Toothman
Title: Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

By:	/s/ Jamie Toothman
Name: Jamie Toothman
Title: Vice President

MTS HEALTH INVESTORS II, L.P.

By:	MTS HEALTH INVESTORS II GP, LLC, its General Partner
By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis Lane
Name: Curtis S. Lane
Title: Senior Managing Director

MTS HEALTH INVESTORS II GP, LLC

By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis Lane
Name: Curtis S. Lane
Title: Senior Managing Director

MTS HEALTH INVESTORS II GP HOLDINGS, LLC

By:	MTS HEALTH INVESTORS II GP, LLC, its General Partner
By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis Lane
Name: Curtis S. Lane
Title: Senior Managing Director

ALLIANCE-OAKTREE CO- INVESTORS, LLC

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P., its Managing Member
By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD., its General Partner
By:	OAKTREE CAPITAL MANAGEMENT, L.P., the Director

By:	/s/ Michael Harmon
Name: Michael Harmon
Title: Managing Director

By:	/s/ Amy Rice
Name: Amy Rice
Title: Senior Vice President

ALLIANCE-MTS CO-INVESTORS I, LLC

By:	MTS HEALTH INVESTORS II GP, LLC, its General Partner
By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis Lane
Name: Curtis S. Lane
Title: Senior Managing Director

ALLIANCE-MTS CO-INVESTORS II, LLC

By:	MTS HEALTH INVESTORS II GP, LLC, its General Partner
By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis Lane
Name: Curtis S. Lane
Title: Senior Managing Director

ANNEX A

Oaktree Capital Group Holdings GP, LLC

The name and principal occupation of each of the members of the executive committee of Oaktree Capital Group Holdings GP, LLC and its executive officers are listed below.

Name	Principal Occupation
Howard S. Marks	Co-Chairman and Director of Oaktree Capital Group, LLC and Co-Chairman of Oaktree Capital Management, L.P.
Bruce A. Karsh	Co-Chairman, Chief Investment Officer and Director of Oaktree Capital Group, LLC and Co-Chairman and Chief Investment Officer of Oaktree Capital Management, L.P.
Jay S. Wintrob	Chief Executive Officer and Director of Oaktree Capital Group, LLC and Chief Executive Officer of Oaktree Capital Management, L.P.
John B. Frank	Vice Chairman and Director of Oaktree Capital Group, LLC and Vice Chairman of Oaktree Capital Management, L.P.
David M. Kirchheimer	Chief Financial Officer, Principal and Director of Oaktree Capital Group, LLC and Chief Financial Officer and Principal of Oaktree Capital Management, L.P.
Sheldon M. Stone	Principal and Director of Oaktree Capital Group, LLC and Principal of Oaktree Capital Management, L.P.
Stephen A. Kaplan	Principal and Director of Oaktree Capital Group, LLC and Principal of Oaktree Capital Management, L.P.

Oaktree Capital Group, LLC

The name and principal occupation of each of the directors and executive officers of Oaktree Capital Group, LLC are listed below.

Name	Principal Occupation
Howard S. Marks	Co-Chairman and Director of Oaktree Capital Group, LLC and Co-Chairman of Oaktree Capital Management, L.P.

Bruce A. Karsh	Co-Chairman, Chief Investment Officer and Director of Oaktree Capital Group, LLC and Co-Chairman and Chief Investment Officer of Oaktree Capital Management, L.P.
Jay S. Wintrob	Chief Executive Officer and Director of Oaktree Capital Group, LLC and Chief Executive Officer of Oaktree Capital Management, L.P.
John B. Frank	Vice Chairman and Director of Oaktree Capital Group, LLC and Vice Chairman of Oaktree Capital Management, L.P.
David M. Kirchheimer	Chief Financial Officer, Principal and Director of Oaktree Capital Group, LLC and Chief Financial Officer and Principal of Oaktree Capital Management, L.P.
Sheldon M. Stone	Principal and Director of Oaktree Capital Group, LLC and Principal of Oaktree Capital Management, L.P.
Stephen A. Kaplan	Principal and Director of Oaktree Capital Group, LLC and Principal of Oaktree Capital Management, L.P.
Robert E. Denham	Partner in the law firm of Munger, Tolles & Olson LLP
Larry W. Keele	Retired
D. Richard Masson	Owner and general manager of Golden Age Farm, LLC
Wayne G. Pierson	President of Acorn Investors, LLC and Principal of Clifford Capital Partners, LLC
Marna C. Whittington	Retired
Todd E. Molz
General Counsel, Chief Administrative Officer and Managing Director of Oaktree Capital Group, LLC and General Counsel, Chief Administrative Officer and Managing Director of Oaktree Capital Management, L.P.

Susan Gentile	Chief Accounting Officer and Managing Director of Oaktree Capital Group, LLC and Chief Accounting Officer and Managing Director of Oaktree Capital Management, L.P.

Oaktree Holdings, LLC

The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC.

OCM Holdings I, LLC

The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC.

Oaktree Capital I, L.P.

OCM Holdings I, LLC is the general partner of Oaktree Capital I, L.P.

Oaktree Fund GP I, L.P.

Oaktree Capital I, L.P. is the general partner of Oaktree Fund GP I, L.P.

OCM Principal Opportunities Fund IV GP Ltd.

Oaktree Fund GP I, L.P. is the sole shareholder of OCM Principal Opportunities Fund IV GP Ltd., which is a Cayman Islands exempted company.  Oaktree Capital Management, L.P. is the sole director of OCM Principal Opportunities Fund IV GP Ltd.

OCM Principal Opportunities Fund IV GP, L.P.

OCM Principal Opportunities Fund IV GP Ltd. is the general partner of OCM Principal Opportunities Fund IV GP, L.P.

OCM Principal Opportunities Fund IV, L.P.

OCM Principal Opportunities Fund IV GP, L.P. is the general partner of OCM Principal Opportunities Fund IV, L.P.